UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 18, 2011

Jo-Ann Stores, Inc.
(Exact Name of Registrant as Specified in Charter)

Ohio	001-06695	34-0720629

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5555 Darrow Rd., Hudson, Ohio	44236

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 656-2600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders
SIGNATURES

Item 5.07 Submission of Matters to a Vote of Security Holders.
     On March 18, 2011, Jo-Ann Stores, Inc. (the “Company”) held a special meeting of shareholders (the “Special Meeting”). At the Special Meeting, the Company’s shareholders adopted the previously disclosed Agreement and Plan of Merger, dated as of December 23, 2010 (the “Merger Agreement”), by and among the Company, Needle Holdings Inc., a Delaware corporation (“Parent”), and Needle Merger Sub Corp., an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Both Parent and Merger Sub are beneficially owned by Leonard Green & Partners, L.P. The Company’s shareholders also approved a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies but this proposal was not needed.
     Approval of the proposal to adopt the Merger Agreement (“Proposal 1”) required the affirmative vote of the holders of at least a majority of the Company’s common shares outstanding as of the close of business on February 16, 2011, the record date for the Special Meeting. Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies (“Proposal 2”) required the affirmative vote of the holders of at least a majority of the Company’s common shares present in person or represented by proxy at the Special Meeting.
     The voting results of the Special Meeting are as follows:
     Proposal 1:

Votes For	Votes Against	Abstentions
21,593,745	62,454	21,430
     Proposal 2:

Votes For	Votes Against	Abstentions
20,285,430	1,369,228	22,971

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jo-Ann Stores, Inc.
By:	/s/ David Goldston
David Goldston
Senior Vice President, General Counsel and Secretary

Date: March 18, 2011